Exhibit 99.1

Unum Group’s Board of Directors Votes to Increase

Common Stock Dividend

CHATTANOOGA, Tenn. (May 25, 2010)—Unum Group (NYSE:UNM) announced today at its annual meeting of shareholders that its Board of Directors has authorized an increase of 13.5 percent in the quarterly dividend paid on its common stock. The new quarterly dividend rate of 10.5 cents per common share will be effective with the dividend expected to be paid in the third quarter of 2011.

“Our consistent operating performance and strong capital position have enabled us to again increase our common stock dividend, which along with our recent share repurchases is part of our strategy to return capital to shareholders,” said Thomas R. Watjen, president and chief executive officer.

This marks the third consecutive year in which Unum has raised its quarterly dividend. The company increased its quarterly dividend 10 percent in 2009 and 12.1 percent in 2010. At the end of the first quarter of 2011, Unum had also completed approximately $1.28 billion of share repurchases since 2008, with approximately $920 million of additional share repurchases remaining on the $1 billion share authorization program announced in 2010.

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ABOUT UNUM GROUP

Unum (www.unum.com) is one of the leading providers of employee benefits products and services and the largest provider of group and individual disability income protection insurance in the United States and the United Kingdom.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.